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EXHIBIT 21.1

MWI Veterinary Supply, Inc.
Subsidiaries of the Registrant

Name	State of Incorporation/Organization
MWI Veterinary Supply Co.	Idaho
Memorial Pet Care, Inc.	Idaho

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MWI Veterinary Supply, Inc. Subsidiaries of the Registrant